Exhibit 99.1

Papa Murphy’s Holdings, Inc. Reports Third Quarter 2016 Results
Announces 2017 Move to National Advertising and Amended Credit Facility

Vancouver, WA, November 2, 2016 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced financial results for its third quarter ended September 26, 2016.
Key financial highlights for the third quarter of 2016 include:

•	Revenue of $28.5 million, an increase of 1.4% compared to the third quarter of 2015.

•	Domestic system comparable store sales decreased 5.8%, including a 5.6% decrease at domestic franchisee-owned stores and a 7.7% decrease at company-owned stores.

•	Net loss was $421,000, or $(0.03) per diluted share, compared to net income of $1.12 million, or $0.07 per diluted share.

•	Adjusted EBITDA(1) was $4.8 million, compared to $6.1 million in the third quarter of 2015.

•	Papa Murphy’s opened 26 new stores in the quarter, including 24 in the U.S., compared to 23 new store openings in the U.S. in the third quarter of 2015.

Events subsequent to quarter end:

•
On October 31, 2016, the Company amended its credit facility providing for flexibility to fund the launch of national advertising in 2017 and beyond and providing additional flexibility related to disposition of company-owned stores. The amendment adds a debt service coverage ratio that adjusts for material fluctuations in the timing of expenditures in the advertising fund, increases the annual amortization payments from 5.0% to 7.5%, and provides additional flexibility through a less restrictive maximum leverage ratio.

______________________

(1)
Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to GAAP net income/(loss) and discussion of why we consider Adjusted EBITDA to be a useful measure, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Ken Calwell, President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “We had a disappointing quarter, as the increasingly competitive environment, both in the pizza category and more broadly, magnified the effects of lower absolute media levels in this Presidential election year. In spite of the near-term challenges, we believe our long-term strategies, including appropriate new store openings, continue to be on point and will drive top line growth and profitability going forward, for both our franchisees and shareholders”.

“With the support of our franchisees, we will launch our first ever national advertising campaign in 2017, with at least six full weeks of national television advertising. This marks an inflection point in the history of our company and our brand and will increase our level of media across most of our markets. We consider this to be a significant step forward in creating a truly national brand. And, not only do we believe national media to be an effective driver of pizza sales, we also expect increased brand awareness to have a positive impact on franchise sales. We are committed to delivering long-term growth and believe this acceleration of our long-term national brand strategy will drive sales momentum and growth going forward,” Calwell concluded.

Key Operating Metrics

	Three Months Ended
	September 26, 2016	September 28, 2015
Domestic comparable store sales:
Franchised stores	-5.6%	1.5%
Company-owned stores	-7.7%	0.0%
Combined	-5.8%	1.4%

System-wide sales ($’s in 000s)	$199,318	$203,078

Adjusted EBITDA ($’s in 000s)	$4,812	$6,144

Store Count
Franchised	1,375	1,340
Company-owned	166	126
International	41	34
System-wide	1,582	1,500
We use a variety of operating and performance metrics to evaluate the performance of our business. Below is a description of our key operating metrics:
Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the third quarter of 2016 and 2015, we had 1,418 and 1,366 domestic comparable stores, respectively.
System-wide Sales include net sales by all of our company-owned and franchisee-owned stores.
Adjusted EBITDA is defined as net income/(loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of various income statement items including non-cash charges, income and expenses that we consider not indicative of ongoing operations and various other adjustments. For a reconciliation of Adjusted EBITDA to net income/(loss), the most directly comparable GAAP measure, see the financial tables accompanying this release.
2016 Financial Outlook
Based on current information, Papa Murphy’s Holdings, Inc. is updating full-year outlook for fiscal year 2016, which ends on January 2, 2017:

•	Domestic system-wide comparable store sales decline of approximately 4.5% to 5.0%, compared to previous full year guidance of comparable store sales decline of 2.0% to 3.0%;

•
Domestic new store openings of between 105 and 110 units, including about 25 company-owned, exclusive of any pre-sale development stores opened and held by the company at year-end, compared to previous full year guidance of domestic new store opening of between 115 and 120 units;

•	Revenue to include transaction fees from franchisees for use of the new on-line ordering platform of approximately $0.7 million and zero-margin POS License revenue of approximately $0.7 million;

•
Selling, general and administrative expenses of approximately $28.0 million to $29.0 million, inclusive of operating costs of approximately $1.4 million associated with the new on-line ordering platform and approximately $0.7 million associated with POS licenses resold to franchise-owners at cost;

•	Pre-opening costs associated with new company and unsold pre-sale development stores, net of recoveries associated with pre-sale development sales, of approximately $1.0 million to $1.2 million;

•	Capital expenditures, including acquisitions and divestitures, of approximately $15.0 million to $17.0 million;

•	Full-year effective tax rate of approximately 39.5%; and

•	Diluted share-count of approximately 16.8 million.
Conference Call
Papa Murphy’s Holdings, Inc. will host a conference call to discuss the third quarter financial results on Wednesday, November 2, 2016 at 4:30 p.m. Eastern Time.
The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13645669. The replay will be available until Wednesday, November 9, 2016. The conference call will also be webcast live from the Company’s corporate website at investors.papamurphys.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates over 1,570 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.
Forward-looking Statements
This news release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
Forward-looking statements in this press release include statements relating to the Company’s anticipated increases in levels of media, expected increases in sales growth and expected impact on franchise sales resulting from increased media levels, projected comparable stores sales, projected new store openings, projected selling, general, and administrative expenses, projected revenue from transaction fees and POS licenses, projected pre-opening costs, projected capital expenditures (including acquisitions), projected effective tax rate, projected diluted share count, strategic, future financial or operational results, and marketing strategy.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2015 and quarterly report on Forms 10-Q for the fiscal quarter ended March 28, 2016 and September 26, 2016 (each of which can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measure of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA and Adjusted EBITDA). The Company’s management believes that EBITDA and Adjusted EBITDA are helpful as indicators of the current financial performance of the Company because EBITDA and Adjusted EBITDA reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. We have provided reconciliations of EBITDA and Adjusted EBITDA to GAAP net income in the financial tables accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Net Income (Loss)
(In thousands of dollars, except share and per share data)

	Three Months Ended
	September 26, 2016	September 28, 2015
	Unaudited	Unaudited
Revenues
Franchise royalties	$8,834	$9,124
Franchise and development fees	645	1,123
Company-owned store sales	18,705	17,604
Other	335	281
Total revenues	28,519	28,132

Costs and Expenses
Store operating costs:
Cost of food and packaging	6,488	6,409
Compensation and benefits	5,748	4,918
Advertising	1,727	1,806
Occupancy	1,608	1,210
Other store operating costs	2,762	2,061
Selling, general, and administrative	6,198	6,038
Depreciation and amortization	3,137	2,641
Loss on disposal/impairment of property and equipment	160	4
Total costs and expenses	27,828	25,087

Operating Income	691	3,045

Interest expense, net	1,201	1,133
Loss on impairment of investments	—	—
Other expense, net	41	44
(Loss) Income Before Income Taxes	(551)	1,868

(Benefit from) provision for income taxes	(130)	746
Net (Loss) Income	$(421)	$1,122

(Loss) earnings per share of common stock
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.07
Weighted average common stock outstanding
Basic	16,753,292	16,672,327
Diluted	16,753,292	16,919,504

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)
(unaudited)

	September 26, 2016	December 28, 2015
Cash and cash equivalents	$508	$6,867
Total current assets	10,463	18,896
Total assets	273,902	275,471
Total current liabilities	19,701	24,149
Long-term debt, net of current portion	106,977	108,237
Total stockholders’ equity	99,783	97,656

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended
	September 26, 2016	September 28, 2015
Net (Loss) Income As Reported	$(421)	$1,122
Depreciation and amortization	3,137	2,641
(Benefit from) provision for income taxes	(130)	746
Interest expense, net	1,201	1,133
EBITDA	3,787	5,642
Loss on disposal of property and equipment (a)	160	4
Transaction costs (b)	—	1
New store pre-opening expenses (c)	450	218
Non-cash expenses and non-income based state taxes (d)	415	279
Adjusted EBITDA	$4,812	$6,144

Adjusted EBITDA margin (1)	16.9%	21.8%

(a)	Represents non-cash gains and losses resulting from disposal of property and equipment, including divested Company-owned stores.

(b)	Represents transaction costs incurred in connection with the acquisition of multiple franchised stores.

(c)
Represents expenses directly associated with the opening of new stores and incurred primarily in advance of the store opening, including grand opening marketing costs, training wages and travel of opening teams and other store operating costs.

(d)
Represents (i) non-cash expenses related to equity-based compensation; (ii) non-cash expenses related to the difference between GAAP and cash rent expense; and (iii) state revenue taxes levied in lieu of an income tax.

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329